Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) dated as of March 19, 2009 (the “Effective Date”) is entered by and between Timothy S. Nelson (“Executive”) and MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short and long term profitability, growth and financial strength of the Company;

WHEREAS, the Company desires to assure itself of both present and future continuity of management; and

WHEREAS, the Company desires to provide additional inducement for Executive to continue to remain in the employ of the Company.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean any one of the following events: (i) the Executive’s violation, provided the Executive has received written notice from the Company and been given thirty (30) days in which to cure such failure (if curable), of any material provision of this Agreement or the Employment Agreement by and between the Company and the Executive dated March 20, 2005, (as amended from time to time, the “Employment Agreement”), including, without limitation, the Executive’s continuing failure (after reasonable notice) to follow the reasonable written instructions of the Board or a committee thereof; (ii) any intentional or grossly negligent act or omission by the Executive that is reasonably likely to lead to the material injury of the Company or its business, employees, customers or vendors, provided the Executive has received written notice from the Company and been given thirty (30) days in which to cure such act or omission (provided that such act or omission is curable); (iii) the Executive’s material violation of any federal, state or local law applicable to the Company or its business, as initially determined by a court (for avoidance of doubt, a conviction of a material violation of any federal, state or local law applicable to the Company or its business which is subsequently overturned by an appellate court shall remain Cause for termination); (iv) the Executive’s plea of guilty or nolo contendere to, or conviction of, a felony or of a misdemeanor involving moral turpitude; or (v) the Executive’s failure to comply in any material respect with, provided the Executive has received written notice from the Company and been given thirty (30) days in which to cure such failure (if curable), the written employee policies and procedures of the Company.

(c) “Change in Control Agreement” means the Change of Control Agreement, by and between Executive and the Company dated September 18, 2007, as amended from time to time.

(d) “Good Reason” shall mean the Executive’s voluntary termination, following (i) a reduction by the Company of Executive’s Base Salary except to the extent the annual base salary of all other executives of the Company are similarly reduced; (ii) the taking of any action by the Company that would adversely affect Executive’s participation in, or reduce Executive’s benefits under, the Company’s benefit plans (including under any equity compensation plan), except to the extent the benefits of all other executives of the Company are similarly reduced; (iii) a breach by the Company of any material provision of the Employment Agreement, which breach remains uncured following 60 days after the Executive provides the Company with written notice of the breach; (iv) the assignment to Executive of any duties or responsibilities that results in any diminution or adverse change of Executive’s position, status, circumstances of employment or scope of responsibilities; provided, however, that if following a change in control, the Company becomes a division of, or a business unit of another corporation or other business entity and the Executive remains the most senior executive in charge of the division or business unit comprised of the Company, such changes of the Executive’s responsibilities of employment which would reflect these circumstances shall not be deemed to be a material diminution which would give rise, in and of itself, to Good Reason; or (v) Executive’s refusal to relocate to a location more than twenty-five (25) miles from the Company’s location at the Effective Date.

2. Terminations Not In Connection With A Change In Control. Notwithstanding any provision to the contrary in any employment agreement, equity compensation plan, equity award agreement or Company severance plan, if Executive’s employment shall terminate involuntarily without Cause or for Good Reason at any time and at such time Executive is not entitled to receive benefits under the Change in Control Agreement, the Company shall:

(a) Severance Payments: Pay to Executive an amount equal to the sum of: (i) twelve (12) months then current base salary (for the avoidance of doubt, if Executive experiences a reduction in base salary giving rise to Good Reason pursuant to Section 1(d)(i), severance shall be calculated using Executive’s base salary as in effect immediately prior to such reduction); and (ii) the target bonus otherwise payable to Executive pursuant to the Company’s performance-based compensation bonus plan with respect to the fiscal year in which termination occurs, payable in a lump sum as soon as reasonably practicable, but in any event no later than two and one-half (2 1/2) months following the date of termination of employment.

(b) Continued Benefits. If Executive elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then the Company shall pay Executive’s monthly COBRA premium for continued health insurance coverage for Executive and Executive’s eligible dependents until the earlier of (i) twelve (12) months following the termination date, or (ii) the date upon which Executive and his eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by subsequent employer.

(c) Equity Awards. The vesting and/or exercisability of each of Executive’s outstanding equity awards then held by Executive (including, without limitation, stock options, stock appreciation rights, phantom shares, restricted stock or similar awards) shall be automatically accelerated on the date of termination as to the number of shares subject to such equity awards that would vest over the twelve (12) month period following the date of termination had Executive remained continuously employed by the Company during such period. In all other respects, such awards will continue to be subject to the terms and conditions of the plans, if any, under which they were granted and any applicable agreements between the Company and Executive.

3. Conditions to Receipt of Severance.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 2 will be subject to Executive signing within 90 days following the date of termination of employment, and not subsequently revoking, a separation agreement and release of claims in a form acceptable to the Company. No severance pursuant to Section 2 will be paid or provided until the separation agreement and release of claims becomes effective.

(b) Section 409A. Notwithstanding the forgoing, however, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if Executive is deemed to be a “specified employee” for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that the payments due to Executive under Section 2 of this Agreement in connection with a termination of your employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum as soon as practicable following, the expiration of such six-month period. In the event of death during such six-month period, upon provision to the Company of a signed general release of all claims against the Company and its affiliates in a form acceptable to the Company, Executive’s estate will receive the severance benefits described in this paragraph.

4. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise, including, without limitation, any successor due to a Change in Control) to the business or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons directly or indirectly acquiring the business or assets of the Company in a transaction constituting a Change in Control (and such successor shall thereafter be deemed the “Company” for the purpose of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 4(a) and 4(b). Without limiting the generality or effect of the foregoing, Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 4(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

5. Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

6. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to severance and benefits payable to Executive following a termination of his employment not in connection with a Change in Control. No provisions of the Employment Agreement or the Change in Control Agreement, are superseded by this Agreement, and the Employment Agreement and Change in Control Agreement shall otherwise remain in full force and effect.

7. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

8. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

9. Governing Law; Jurisdiction. The laws of the state of California shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against Executive, with respect to this Agreement, or any judgment entered by any court in respect of any of such, may be brought in any court of competent jurisdiction in the State of California, and Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

12. Section 409.A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Charlene A. Friedman
Title: VP, General Counsel and Secretary

/s/ Timothy S. Nelson
Timothy S. Nelson